Exhibit 99

CYGNE DESIGNS, INC.

For: Cygne Designs, Inc. Contact: Investor Relations Bill Zima (203) 682-8200 Cygne Designs, Inc. Roy E. Green, Chief Financial Officer (212) 997-7767 ext 234

CYGNE DESIGNS SELECTS ERNST & YOUNG AS NEW INDEPENDENT AUDITORS

New York, NY—October 28, 2005—Cygne Designs, Inc. (OTCBB: CYDS.OB) today announced that the Company has retained Ernst & Young LLP to serve as the Company’s independent auditors, replacing Mahoney Cohen & Company, CPA, P.C. The appointment is for the fiscal year ending January 31, 2006 and is effective immediately.

Bernard Manuel, Chairman and Chief Executive Officer of Cygne Designs said, “This change is not the result of any disagreement between us and Mahoney Cohen but rather reflects our desire to engage a Big 4 accounting firm.”

About Cygne Designs, Inc.

Cygne Designs, Inc. is a designer, merchandiser, and manufacturer of branded and private label women’s denim, causal and career apparel with sales to retailers located in the United States.